Exhibit 2.2

AMENDMENT TO THAT PURCHASE AND SALE AGREEMENT

By and Between

BIYA OPERATORS, INC.

and

DIVERSIFIED RESOURCES, INC.

dated

June 6, 2014

AMENDMENT

This Amendment to the Purchase and Sale Agreement: Horseshoe Gallup Field by and between BIYA Operators, Inc. and Diversified Resources, Inc. dated June 6, 2014 (this "Amendment"), is dated August 11, 2014, and is entered into between BIYA Operators, Inc., a New Mexico corporation ("Seller") and Diversified Resources, Inc., a Nevada corporation ("Buyer").

RECITALS

Whereas, the Parties entered into a Purchase and Sale Agreement: Horseshoe Gallup Field on or about June 6, 2014 (the “PSA”); and

Whereas the Buyer and the Seller have agreed to amend the referenced agreement to reflect a change in the closing date and a complete purchase of all BIYA Operators Inc. stock rather than an asset purchase; and

Whereas, Seller owns all of the issued and outstanding shares (the "Shares") of BIYA Operators, Inc., a New Mexico corporation (the "Company"); and

Whereas, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

Now, therefore, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

PRELIMINARY MATTERS
Effect of Amendment on PSA

This Amendment shall amend, restate and replace certain terms and provisions of the PSA.  Except where effected by this Amendment the PSA shall remain in full force and effect.  In the event of a conflict between this Amendment and the PSA, this Amendment shall govern.  Hereinafter, the PSA and Amendment shall collectively be referred to as the “Agreement”.  The Articles, Sections, terms and provisions of the PSA are hereby amended, restated and replaced as follows:

ARTICLE I
Definitions

Section 1.01 Definitions. The Defined Terms listed in Article I of the PSA have been reincorporated into Exhibit A along with additional Defined Terms.

ARTICLE II
Purchase and Sale

This Article II shall replace Article II of the PSA in its entirety.  Article II shall now read as follows:

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be Six Million, Nine Hundred Thousand Dollars ($6,900,000.00) payable as follows unless adjusted pursuant to Article 8, Section 10.6 or other provision of the Agreement (the "Purchase Price").

(a)           Buyer shall pay to Seller at Closing $6,000,000.00, less any earnest money or other prepayment or deduction.

(b)           Buyer shall also tender to Seller 900,000 shares of the Buyer’s common stock (the “Stock Compensation”).  For the purpose of the Agreement the stock shall be valued at $1.00 per share.  However, Buyer makes no representation, warranty or guarantee of any kind concerning the actual value or liquidity of such shares.  Seller acknowledges that the stock in not currently liquid, and that the stock will be subject to certain restrictions on trading.  Any adjustments to, or deductions from, the Purchase Price shall be applied to the cash compensation described in Section 2.02 (a) and shall not affect the Stock Compensation.

Section 2.03 Escrow Deposit. On or about June 5, Buyer made a deposit of $100,000.00 to the COLTAF account of Hart and Hart, P.C., 1624 Washington St., Denver, CO 80203 (the “Escrow Deposit”).  The Parties hereby agree that Hart and Hart, P.C. is a mutually acceptable escrow agent.

(a)           Seller shall be entitled to retain the Escrow Deposit in the event that:

(i)           The Conditions Precedent stated in Section 7.01 are satisfied, all of Seller’s warranties and representations are effectuated, kept and maintained, and the Closing does not occur by September 30, 2014 through no fault of the Seller.

(b)           Buyer shall be entitled to a return of the Deposit in the event that:

(i)           Buyer terminates or voids the Agreement under any provision which authorizes such termination or voiding; or

(ii)          Any of the Conditions Precedent stated in 7.01 do not occur or are not met; or

(iii)         Seller fails to keep, maintain or effectuate any of its warranties or representations; or

(iv)        Seller has failed to keep sufficient accounting and other records to such a degree that it is not possible for Buyer or Buyer’s agents acting in good faith to complete a Public Company Audit prior to Closing; or Seller fails to cooperate with Buyer to such a degree that it is not possible for Buyer or Buyer’s agents acting in good faith to complete a Public Company Audit prior to Closing.

Section 2.04 Closing. The Closing shall occur at the Seller’s office in Farmington, New Mexico on September 30, 2014, or any date mutually agreed to the Parties ("Closing Date").

Section 2.05 Transactions to be effected at the Closing.

(a)           At the Closing, Buyer shall deliver to Seller:

(i)           the Purchase Price, less any adjustment pursuant to Article 8, Section 10.6 or other provision of this Agreement, by wire transfer or certified funds; and

(ii)          the Stock Compensation; and

(iii)         fully executed Transaction Documents.

(b)           At the Closing, Seller shall:

(i)           Deliver to Buyer fully executed Transaction Documents and any stock certificates or other instruments evidencing ownership along with all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing this transaction.

(c)           Seller, or an independent escrow agent designated by Seller, shall pay all Liabilities of the Company, not including the ordinary occurring monthly expenses, but specifically including those creditors listed in Exhibit F which are due and owing as of the Closing Date.

(i)           Disputed Liabilities. In the event that a third party alleges outstanding Liabilities in existence as of the Closing Date, and Seller either disputes the Liability or the third party has failed to provide invoicing or other documentation in support of that Liability to such a degree that it cannot be paid in good faith at Closing, then funds equal 125% of the alleged Liability shall be paid by Buyer to a third party escrow account until the matter is resolved.  The amount paid to the escrow agent under this paragraph shall be deducted from the Purchase Price paid to Buyer at Closing.  These funds shall not be released to Seller until the alleged Liability is either (i) paid in full; (ii) acknowledged not to be due and owing by the third party in writing; or (iii) found not to be due and owing by a court of competent jurisdiction.  Seller hereby acknowledges that the UMU Tribe has told Buyer that the Company owes the UMU Tribe past due royalties. This paragraph shall specifically apply to such royalties.

Section 2.06 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III
Assignment of Mineral Development Agreement, Earned Leases and Rights

Article III of the PSA entitled Assignment of Mineral Development Agreement, Earned Leases and Rights is hereby deleted in its entirety and shall be given no effect.

ARTICLE IV
Assumption of Liabilities and Indemnification

Section 4.01 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are reflected or reserved against in the financial documents provided to Buyer by Seller, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the financial documents were provided to Seller.  Seller, or an independent third party escrow agent designated by Seller, shall, contemporaneously with the Closing, pay all Liabilities of the Company which are due and owing as shown in Exhibit F as of the Closing Date pursuant to Section 2.05.  Buyer shall not have any liability for Liabilities incurred prior to the Closing Date and Seller shall be solely responsible for paying such Liabilities.

Section 4.02 Indemnification by Seller. Seller shall indemnify and defend Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           Any material inaccuracy in or b-reach of any of the representations or warranties of Seller contained in the Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to the Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date; or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to the Agreement.

Section 4.03 Indemnification By Buyer. Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           Any material inaccuracy in or breach of any of the representations or warranties of Buyer contained in the Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to the Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date; or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to the Agreement.

ARTICLE V
Representations and warranties of the Parties

This Article V shall replace Article V of the PSA in its entirety.  Article V shall now read as follows:

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

ARTICLE V

Section 5.01 Capitalization.

(a)           The authorized capital stock of the Company consists of 50,000 shares of common stock, par value $1.00 ("Common Stock").  50,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Seller is the sole owner of 100% of the Shares.  There are no other owners or holder of any Shares or interest in the Company of any kind.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)           There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Common Stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 5.02 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Entity.

Section 5.03 Company Agreements, Leases and Contracts in Full Force and Effect. The Company Agreements, Leases and Contracts are in full force and effect.  Concerning the Company Agreements, Leases and Contracts, Seller warrants that it is not in breach in any material respect of the terms and provisions thereof, nor, to Seller’s knowledge is any third party in breach in any material respect of the terms and provisions thereof, and no notice of breach, default or termination has been received or is believed to be imminent by Seller, or to the knowledge of Seller, by any other party.

Section 5.04 Leases.  Seller holds mineral leasehold interests in the Leases.  Seller warrants that these interests are free and clear of any liens, claims, burdens or encumbrances, except for those specifically disclosed as Permitted Encumbrances.  Seller further warrants that the Leases are in full force and effect, and that Seller is not in breach in any material respect of the terms and provisions of the Leases, and that no notice of breach, default or termination has been received by Seller, either directly or indirectly. Seller warrants that the Net Revenue Interest of the Leases stated on Exhibit B are accurate, and that all burdens on production of any kind are outlined in Exhibit C.

Section 5.05 Other Development Agreements. Seller warrants that the Net Revenue Interest stated on Exhibit C of any undeveloped acreage under the UMU Mineral Development Agreement or other agreement of any kind in which the Company has development rights, but is not subject to a lease is accurate, and that all burdens on production of any kind are outlined in Exhibit C.

Section 5.06 Assets. Seller holds the Assets free and clear of any liens, claims, burdens or encumbrances except for the Permitted Encumbrances and those shown on the provided financial disclosures.  Any contracts relating to the Assets are in full force and effect, Seller is not in breach in any material respect of the terms and provisions thereof, and no notice of breach, default or termination has been received by Seller, either directly or indirectly. Seller further warrants that it has valid and enforceable title, free and clear of any liens, claims, burdens or encumbrances to the Equipment except those already mentioned.

Section 5.07 Complete Obligation. Seller further warrants that the documents provided by Seller as Exhibits to this Agreement, together with applicable law, contain the entirety of Seller’s obligation concerning the Company and Assets, and no other understanding or agreement exists between Seller and any third party in relation to the subject matter of this Agreement, except as otherwise stated in this Agreement

Section 5.08 Failure of Warranty.  Failure of any of the warranties stated in Sections 5.01 – 5.07 shall make this Agreement voidable by Buyer and, upon such election to void the Agreement, entitle Buyer to a full and immediate refund of all payments beyond the deposit made to Seller in accordance with this Agreement.

Section 5.09 Authorization.  Seller is a corporation duly organized and validly existing, in good standing, under the laws of the state of New Mexico.  Seller has the corporate power and authority to own its property and carry on its business as now conducted and to enter into and carry out the terms of this Agreement.

Section 5.10 Validly Executed. This Agreement has been duly and validly executed and delivered on behalf of the Seller and constitutes a valid obligation of the Seller, enforceable in accordance with its terms.  Seller is not subject to any charter, operating agreement, bylaw, lien, encumbrance of any kind, agreement, instrument, order, ownership dispute, or decree of any court or governmental body (other than any required Tribal or governmental approval) which would delay, hinder or prevent consummation of the transactions contemplated by this Agreement.

Section 5.11 No Violation of Contractual Restrictions.  The execution, delivery, and performance of this Agreement does not conflict with or violate any agreement or instrument to which Company is a party.

Section 5.12 No Litigation.  There is no action, suit, arbitration, proceeding, claim, or investigation by any person, entity, administrative agency, or governmental body pending or, to its knowledge, threatened, against Seller before any court, arbitrator or governmental agency that in anyway concerns the Assets.

Section 5.13 Bankruptcy.  There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or to its knowledge, threatened against Company.

Section 5.14 Rentals.  Seller hereby warrants that no rental payments are due concerning the Leases or any other Assets.

Section 5.15 Preferential Rights.  Seller is aware of no preferential rights held by any third person which will be triggered by the execution of this Agreement.

Section 5.16 Warranty of Title.  Seller represents and warrants to Buyer that (a) Seller has marketable and defensible title (as those terms are commonly used in the industry) to the Leases in Exhibit C free and clear of all claims; (b) the MDA is in full force and effect, and (c) Exhibit B accurately lists those assets which are considered by Seller to have “clouded title”.  Seller agrees to indemnify Buyer for any failure of title in regards to the Leases, MDA or other Assets except for those listed on Exhibit B as having “clouded title”.

Section 5.17 Ordinary Course of Business. After the execution of this Agreement and prior to Closing, Seller shall operate the Company in substantially the same manner in which it has been operated prior to this Agreement.  Unless Seller and Buyer agree, Seller shall only enter into agreements or transactions which (i)

Section 5.18  individually involve a fair market value of less than $10,000, and (i) are entered into in the ordinary course of business consistent with past practices.  Seller shall not materially alter any Assets (other than the use of supplies and consumables) or remove any improvements, Equipment or property which comprise the Assets.  However, Seller shall have the right to make any changes, repairs or modifications, or incur any expenditures necessary to prevent or react to an emergency or environmental incident.

Section 5.19 No Warranty as to Oil and Gas Potential. Buyer acknowledges that Seller makes no warranties regarding the oil and gas potential related to or the likelihood of success of any development or exploration concerning the Assets.

Section 5.20 Material Contracts. Seller shall provide Buyer with all material contracts to which the Company is a party.

Section 5.21 Insurance. True and complete copies of all current insurance policies or binders of every and all type maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies") have been provided to the Seller. Such Insurance Policies are in full force and effect, shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement, and all premiums have been timely paid.

Section 5.22 Title Matters.

(a)           Availability of Title Records. Seller has made available to Buyer, without express or implied warranty of any kind regarding accuracy, such information in Seller’s possession regarding Company’s title to the Assets.

(b)           Source of Company’s Interests. Seller affirms that all of the mineral rights of the Company were created under the Company Agreements, Leases and Contracts.

(c)           Inspection. Buyer has made such inspection as it deems necessary.

Section 5.23 Compliance With Laws; Permits.

(a)           Compliance with Applicable Law. The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)           Permits. All permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such permits as of the date hereof have been paid in full.

Section 5.24 Employee Benefit Matters.

(a)           Current Employees and Contractors. Exhibit D contains a list of all individuals who are employees of the Seller as well as all individuals who are independent contractors of the Seller.

(b)           Employee Contracts. Seller has provided to Company copies of all Employment Agreements of current employees to Buyer.  Seller has also provided any Company policy manuals or similar documents that outline all obligations to employees of any kind, including but not limited to pensions, retirement plans, profit sharing, stock options, or additional compensation or obligations of any kind (collectively the “Employee Contracts”).

(c)           Compliance with Employee Contracts. Seller warrants that Company is in full compliance of all Employee Contracts and agrees to fully indemnify Buyer for any liability that accrues under any Employee Contract due to actions or omissions prior to the Closing Date.

(d)           Mr. Baldwin to be President of Company Effective as of the Closing Date, Richard Baldwin shall be an employee of Company pursuant to the terms of the Employment Contract attached as Exhibit E.  Mr. Baldwin’s title shall be President of BIYA Operators, Inc. or a substantially similar title.

Section 5.25 Taxes.

(a)           Tax Returns. All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           Taxes Paid. The Company has withheld and paid or will pay at closing from the purchase price any amount due or owing to any employee, independent contractor, creditor, customer, shareholder or other party.

(c)           Tribal Taxes and other Payments Paid. The Company has paid, or will pay at closing from the purchase price, all taxes, royalties and payments of all kinds which are due and payable to the UMU Tribe.

(d)           No Tax Encumbrances. There are no I.R.S. or state government liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(e)           No Tax Settlements. The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(f)           Tax Indemnity. Seller shall fully indemnify Buyer for any liability that ever accrues in relation to taxes accrued prior to the Closing, including liability that accrued as a result of good faith errors by Seller, Company, or the Affiliates or agents of either.

Section 5.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 5.27 Notice of Certain Events.

(a)           From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of any occurrence or omission which could have a Material Adverse Effect including but not limited to:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 to be satisfied;

(b)           Buyer's receipt of information pursuant to this Section 5.27 (a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.28 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

(a)           Full Disclosure. No representation or warranty by Seller in this Agreement, Exhibits or other document furnished to Buyer contains any untrue statement of a material fact, omits to state a material fact, or are in anyway misleading.

Buyer represents and warrants to Seller that the statements contained in this 0 are true and correct as of the date hereof.

Section 5.29 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.30 Authorization.  Buyer is a corporation duly organized and validly existing, in good standing, under the laws of the state of Nevada.  Buyer has the corporate power and authority to own its property and carry on its business as now conducted and to enter into and carry out the terms of this Agreement.

Section 5.31 Validly Executed. This Agreement has been duly and validly executed and delivered on behalf of the Buyer and constitutes a valid obligation of the Buyer, enforceable in accordance with its terms.  Buyer is not subject to any charter, operating agreement, bylaw, lien, encumbrance of any kind, agreement, instrument, order, ownership dispute, or decree of any court or governmental body (other than any required Tribal or governmental approval) which would delay, hinder or prevent consummation of the transactions contemplated by this Purchase and Sale Agreement and/or the Assignment, Conveyance and Bill of Sale.

Section 5.32 Broker’s Fees. Except for Kurt Gerlach and Jennifer Northrup, Buyer has not incurred any obligation for brokers, finders, or similar fees for which Seller or its affiliates would be liable or responsible in any way.  Buyer shall pay Kurt Gerlach 1.8% of the Purchase Price at the Closing and 0.2% of the Purchase Price to Jennifer Northrup at the Closing.  Buyer has incurred the finder’s fee described on Exhibit F.  Buyer shall be solely responsible for the finder’s fee, Seller shall not have any liability for such broker/finder’s fee, and, to the extent Seller ever incurs any liability for such finder’s fee, Buyer agrees to fully indemnify Seller up to the amount of the broker/finder’s fee.

Section 5.33 Acceptance of Assets on “as is, where is” Basis. Buyer has made all inspections of the Company, Assets, financials, and other such documents as it deems necessary, and, subject to Seller’s representations and warranties, and the satisfaction of the conditions precedent, Buyer will accept at Closing the Company and Assets in “as is, where is” condition, with an expressed acceptance and understanding of the representation and disclaimers contained herein.

ARTICLE VI
Title Matters

Article VI of the PSA shall remain unchanged.

ARTICLE VII
Conditions Precedent to closing

This Article VII shall replace Article VII of the PSA in its entirety.  Article VII shall now read as follows:

Section 7.01  Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)           The General Counsel of the UMU Tribe, or other high ranking official of the UMU Tribe, shall provide written assurances that (i) the MDA is in full force and effect; (ii) Company has a right to develop and explore the acreage covered by the MDA; and (iii) the Leases described in 4.03 of the MDA have been earned by Company and will be issued upon written request by Company.  In the event that the UMU Tribe does not provide such written assurances the Agreement shall be voidable by the Buyer any time before Closing, and Buyer shall be entitled to a return of its escrow deposit upon voiding of the Agreement.

(b)           The Bureau of Indian Affairs (“BIA”) performed an environmental inspection in 2014 on some, or all, of the acreage subject to the MDA.  The Parties shall obtain a copy of the BIA Report no later than September 15, 2014.

(c)           From the Effective Date of the Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d)           Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement. This shall include, but is not limited to, documents requested by Macquarie Bank Limited – Houston which must be created and/or provided by the UMU Tribe.

(e)           The representations and warranties herein made by Seller shall be true and accurate as of and on the Closing Date, with the same effect as though made at such time.

(f)           Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with prior to or on Closing Date;

(g)           No material change in the operation or make-up of the Assets shall have occurred since the Effective Date of this Agreement, other than changes in the ordinary course of business.

(h)           The completion of a Public Company Audit Buyer and/or Buyer’s agents of Seller’s financial records pertaining to the Assets, with which Seller shall cooperate fully.

Section 7.02 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of Buyer herein shall be true and accurate as of and on the Closing Date, with the same effect as though made at such time; and

(b)           Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with prior to the Closing Date.

ARTICLE VIII
Environmental

(a)           Article 8.1 shall be deleted from the PSA and have no effect. All other provisions of Article VIII shall remain unchanged.

ARTICLE IX
Closing

Article 9.1 shall be amended to read as follows:

(a)           Article 9.1 shall be amended to read as follows:

The Closing shall occur at the Seller’s office in Farmington, New Mexico on September 30, 2014, or any date mutually agreed to by the Parties.

(b)           Article 9.2 shall be deleted and shall have no effect.

(c)           Article 9.3 shall be amended to read as follows:

At the Closing, Seller shall deliver fully executed Transaction Documents to Buyer in accordance with Section 2.05.  Any additional documents necessary to effect the Agreement shall be timely provided and executed by the Parties hereto in good faith.

(d)           Article 9.4 shall remain unchanged.

ARTICLE X
Miscellaneous

The following Section shall be added to Article X of the PSA.

Section 10.19  Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Agreement shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Except as stated herein, Article X of the PSA shall remain unchanged.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS

Richard Baldwin

Debbie Baldwin

COMPANY

BIYA OPERATORS, INC.

By:
Richard Baldwin, President

BUYERS

DIVERSIFIED RESOURCES, INC.

By
Paul G. Laird, Chairman & CEO